Exhibit 11.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated October 25, 2021, with respect to the financial statements of Universe Energy, LLC contained in the Offering Statement filed by Universe Energy Partner, LP under Regulation A of the Securities Act of 1933. We consent to the use of the aforementioned report in the Offering Statement and to the use of our name as it appears under the caption “Independent Auditors.”

/s/ Turner, Stone & Company, LLP

Dallas, Texas
October 28, 2021